Exhibit 10.11

U.S. FOODSERVICE, INC.

ANNUAL INCENTIVE PLAN

IMPORTANT NOTICE TO PARTICIPANTS

IN SOUTH CAROLINA

DISCLAIMER: THIS POLICY IS NOT A CONTRACT

THE GOAL OF THE COMPANY FOR THIS POLICY IS TO PROVIDE INFORMATIVE EMPLOYEE GUIDELINES. THE GUIDELINES IN THIS POLICY DEPEND ON ECONOMIC AND OTHER CIRCUMSTANCES AND CANNOT BE GUARANTEED. FOR THAT REASON, THE COMPANY RESERVES THE RIGHT TO AMEND, ALTER, OR MAKE EXCEPTIONS TO THIS POLICY AT ANY TIME. THIS POLICY IS ADVISORY IN NATURE AND CREATES NO CONTRACTUAL OBLIGATIONS ON YOU OR THE COMPANY.

THIS POLICY DOES NOT ALTER IN ANY WAY YOUR EMPLOYMENT RELATIONSHIP WITH THE COMPANY. WHICH IS AT-WILL (UNLESS YOU HAVE A SPECIFIC WRITTEN EMPLOYMENT AGREEMENT TO THE CONTRARY SIGNED BY AN OFFICER OF THE COMPANY). AT-WILL EMPLOYMENT STATUS MEANS THAT BOTH YOU AND THE COMPANY HAVE THE RIGHT TO END YOUR EMPLOYMENT AT ANY TIME FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE OR NOTICE.

NO WRITTEN OR ORAL STATEMENT BY ANY EMPLOYEE, OFFICER, DIRECTOR OR AGENT OF THE COMPANY THAT IS CONTRARY TO THIS DISCLAIMER OR THESE GUIDELINES SHALL HAVE ANY FORCE OR EFFECT UNLESS THE STATEMENT IS IN WRITING AND SIGNED BY THE CHIEF HUMAN RESOURCES OFFICER OF THE COMPANY.

U.S. FOODSERVICE, INC.

ANNUAL INCENTIVE PLAN

ARTICLE I

POLICY

The purpose of the Annual Incentive Plan (the “Plan”) is to focus eligible associates of U.S. Foodservice, Inc. (the “Company”) on the achievement of key business priorities that will have a significant impact on the Company’s performance, and to provide for bonus payments to eligible associates. The Company reserves the right, in its sole discretion at any time, with or without notice, to supplement, suspend, rescind or modify all or part of the policies and procedures described herein, or their application to any individual, at any time.

ARTICLE II

PLAN ADMINISTRATION

The plan shall be administered by a committee (the “Plan Administrator”) comprised of the Chief Human Resources Officer and the Chief Financial Officer. The Plan Administrator may allocate or delegate, in whole or in part, its responsibilities for the administration of the Plan to others and employ others to carry out or give advice with respect to its responsibilities under the Plan.

In administering the Plan, the Plan Administrator or its delegate(s) shall have exclusive authority to interpret, construe and administer the provisions of the Plan, including but not limited to the right to remedy or resolve possible ambiguities, inconsistencies or omissions, by general rule or particular decisions. The Plan Administrator or its delegate(s) also shall have exclusive authority to make all factual determinations under the Plan, including, but not limited to determining eligibility for Plan participation, the size of awards, any discretionary adjustments to awards, and the conditions and duration of awards. All findings of fact, decisions, determinations and interpretations of the Plan Administrator or its delegate(s) as to all matters relating to, or arising under, the Plan shall be final, binding and conclusive on any associate or former associate of the Company and on all other persons. To the extent that the terms of the Plan are inconsistent with any provisions of law, the Plan Administrator or its delegate(s) shall administer the Plan in such manner as the Plan Administrator or its delegate(s) determines is consistent with applicable law.

Notwithstanding anything to the contrary, the eligibility for and amount of bonus earned by or paid to any Plan Participant may be subject to review and approval by the Compensation Committee of the Board of Directors of USF Holding Corp., or its delegate(s).

The Plan supersedes all prior oral or written plans, policies, or guidelines on this same subject matter, unless an associate has a written agreement with the Company that is inconsistent with this policy, in which case, that agreement shall control except to the extent the Plan Administrator determines that a bonus under this Plan shall be granted notwithstanding the existence of that agreement.

The Plan Year runs concurrently with the Calendar year. For example, the 2011 Plan Year begins on January 1, 2011 and ends on December 31, 2011. The Plan shall remain in effect until the Plan Administrator deems otherwise.

ARTICLE III

PARTICIPANTS

Participation is limited to the active incumbents in those exempt bonus-eligible positions in the Field and the Support Office that are designated by the Plan Administrator each Plan Year.

ARTICLE IV

PERFORMANCE OBJECTIVES

Prior to, or at the beginning of each Plan Year, the Plan Administrator shall approve the applicable Business Plan for each Business Unit. These Business Units include Broadline (inclusive of North Star divisions), Monarch Food Group, National Accounts and the Support Office. The Business Plans shall detail the specific annual performance objectives for each Business Unit’s plan measures. For Broadline and North Star Divisions, each Division is required to submit an annual plan to their respective Regional President.

The 2011 Plan performance measures and their weightings shall be determined by the Plan Administrator at the start of the Plan Year. The Plan Administrator, however, in its sole discretion, may modify or adjust the performance measures and their weightings as appropriate at any time during the Plan Year based on the business needs of the Company.

Financial Performance

The financial performance objectives for Broadline (inclusive of North Star divisions) may include, but are not limited to one or more of the following:

a)	EBITDA to AOP
b)	Sales units to AOP
c)	TAGP $ to AOP

For purposes of this Plan, EBITDA for the Support Office Business Unit shall be calculated as though the incentive bonus payable under the Senior Staff Plan will be paid, as to any division, at the greater of target or actual achievement by such division, such that EBITDA shall not take into account any reversal of bonus accruals under the Senior Staff Plan.

Cash Flow

Cash Flow metrics for the Broadline Business Unit and each of its Divisions and Regions and the Specialty Operations Business Unit and each of its Divisions will be established by the Plan Administrator at the start of the plan year and may include, but are not limited to one or more of the following:

a)	Days inventory outstanding
b)	Days sales outstanding
c)	Days payable outstanding
d)	Vendor accounts receivable

e)	% current

Sales Effectiveness

Sales Effectiveness goals shall be established for the Broadline Business Unit and each of its Divisions and Regions and the Specialty Operations Business Unit and each of its Divisions at the start of the Plan Year. Sales Effectiveness metrics may include, but are not limited to one or more of the following:

a)	Net account growth
b)	Exclusive Brands unit sales

Monarch Food Group

For Monarch Foods, the performance objectives include:

a)	NPA/CMA/LPA to AOP
b)	Exclusive Brands Share Growth to AOP
c)	Gross DPO
d)	Sales Growth and Gross Margin of Foodsite + 10 Categories managed from the center

National Accounts

For National Accounts, the performance objectives include:

a)	Number of Cases Sold to AOP

Support Office and Broadline Management Plan

For Support Office and Broadline Management, the performance objectives include:

a)	EBITDA to AOP
b)	Net debt to AOP

Tactical Initiatives

For all Business Units, performance against the following tactical initiatives:

a)	Reenergize top line growth
b)	Execute Office Foundations
c)	Execute improved Forward Buy practices
d)	Move Category Management forward
e)	Develop our people
f)	Mitigate compliance failures
g)	Reduce Support Office costs

ARTICLE V

BONUS CALCULATIONS

Annual Business Plan

Each Business Unit President is required to submit to the Plan Administrator an Annual Business Plan, which details the specific goals for each annual performance objective. Annual Business Plans must be submitted by each Division to the Business Unit President (or Region President at the Chief Operating Officer’s (COO) discretion), which details the specific goals for each annual performance objective. The Region Presidents and COO shall approve all Business Plans for each of their businesses in accordance with the Plan’s performance objectives.

At the close of the Plan Year, or designated performance period, achievement against the performance objectives for each Division or Business Unit will be determined. The achievement then will be used to calculate the bonus amount for each eligible associate.

The performance period will be annual and consistent with the Plan Year for all positions except for those sales positions which may have a portion of their Annual Bonus opportunity based on a quarterly performance period.

Financial Awards

EBITDA, NPA/CMA/LPA, Exclusive Brands Share Growth, Sales Growth and Gross Margin of Foodsite + 10 Categories managed from the center will be measured as a percentage of achievement to AOP and awards will be based on a pre-established scale as approved by the Plan Administrator.

Sales Awards

At the end of each performance period an individual’s achievement to target will be determined based upon achievement of the individual’s goals: Sales units to AOP, TAGP $ to AOP, net account growth to plan, Exclusive Brands sales as a percentage of total sales and percentage of current attainment. These awards will be based on a pre-established scale as approved by the Plan Administrator.

Cash Flow Metrics

At year-end, a Division, Region or Business Unit Performance Rating will be determined for each of these goals based upon the achievement to the pre-established goals set for that Division, Region or Business Unit.

Tactical Initiatives

At year-end, a Company-wide Performance Rating will be determined based upon the achievement of the pre-established tactical initiatives set for the Company.

Bonus Opportunity

Each position approved for participation in the Plan shall be assigned a Quarterly and/or Annual Bonus Percentage.

A Plan Participant’s Annual Bonus opportunity (“Target Bonus”) can be calculated by multiplying the Quarterly or Annual Bonus Percentage assigned to the Plan Participant’s position by the Plan Participant’s annual base salary earned during the Plan Period while he or she held each eligible position and as described in Article VI, except that any changes to a Plan Participant’s annual base salary that occur after November 30 of the Plan Year and any one-time lump sum merit awards or other one-time payments during the Plan Year shall not be taken into account for purposes of bonus calculations under this Plan.

Bonus Achievement and Discretionary Adjustments

A Plan Participant’s actual bonus payment may vary from the Target Bonus based on the achievement of each applicable plan measure.

All annual bonuses are subject to a minimum performance requirement of the Company to warrant full bonus payment. The 2011 Plan requires a minimum Company EBITDA of $736 million be attained before any annual bonus award payments can be made. No award payments will be made that reduce the Company’s EBITDA achievement for the Plan Year below the $736 million floor. Instead, a pro-rata reduction shall be applied to all award calculations under the Plan such that the Company’s total EBITDA achievement for the Plan Year remains at or more than $736 million after payment of such awards.

Individual Performance Factor

An Individual Performance Factor, based on the performance of the individual in contributing to U.S. Foodservice’s business performance, will be used in calculating the bonus for certain employees participating in a pilot program, as determined by the Company in its sole discretion.

For those employees in the pilot program, managers will select an Individual Performance Factor for each participant from a scale of 1 to 5; provided, however, that the aggregate amount of bonus awards for a Business Unit shall not exceed the total bonus amount established by the Business Unit’s performance. If no Individual Performance Factor is selected at the time such factors are used to calculate a bonus under this Plan, the Individual Performance Factor will be treated as a 3 rating. The Individual Performance Factor may be either explicitly selected or implied as a result of the final award amount to a Plan Participant.

At the sole discretion of the Plan Administrator, the size of the calculated award may be reduced or eliminated based on the Company’s overall performance results. Notwithstanding anything to the contrary, the Plan Administrator reserves the right to adjust bonus payments up or down for any or all participants as it deems appropriate, in its absolute discretion.

ARTICLE VI

ADMINISTRATIVE MATTERS

Timing of Bonus Determinations and Payments

Bonuses shall be determined and paid, less applicable taxes and withholdings, in a lump sum, by no later than April 30 of the Year following the Year in which the bonus is earned (the “Annual Designated Date”). Quarterly bonuses shall be determined and paid, in a lump sum, less applicable taxes and withholdings, on the sixtieth day following the end of the quarter in which the bonus is earned (the “Quarterly Designated Date”). The bonus will not be determined or paid prior to the successful closing of the financial results for the relevant period, provided, however, that notwithstanding the foregoing, the bonus will be paid no later than the last day of the calendar year in which the Quarterly Designated Date or Annual Designated Date occurs. For purposes of this paragraph, payment will be treated as made on the Quarterly or Annual Designated Date, as applicable, if payment is made by the later of (i) the first date it is administratively practicable to make such payment on or after the Quarterly or Annual Designated Date, where calculation of the amount of the payment is not administratively practicable at an earlier time, or (ii) the end of the calendar year containing the Quarterly or Annual Designated Date.

In no event may payments to any Plan Participant (or his or her estate, as the case may be) under this Plan be accelerated (except as permitted under Section 409A of the Internal Revenue Code of 1986, as amended), including cases in which employment terminates by reason of permanent disability, death, retirement, or involuntary termination due to a reduction-in-force.

Plan Participation of Less Than a Full Year

To be eligible for a payment under the Plan, Plan Participants must be or have been in a bonus eligible position on or before November 30 of the Plan Year.

Any Plan Participant hired or promoted into or demoted from a bonus eligible position will be eligible for a bonus payment on a prorated basis for the period of time the Plan Participant was in a bonus eligible position during the applicable Plan Year. Notwithstanding the foregoing, Plan Participants hired or promoted into a bonus eligible position after November 30 of the Plan Year will not be eligible for a prorated bonus for the period between November 30 and the end of the Plan Year, and Plan Participants demoted from a bonus eligible position after November 30 of the Plan Year will not have their bonus calculation prorated for such period.

Plan Participants Scheduled to Work Less than 40 Hours

Plan Participants who are scheduled to work less than a 40 hour work week in a bonus eligible position will be eligible for a bonus payment based on the Plan Participant’s aggregate base salary earned in the bonus eligible position during the Plan Year.

Transfers from One Bonus Eligible Position to Another Bonus Eligible Position

Bonus awards for Plan Participants who transfer from one bonus eligible position to another bonus eligible position, defined as a change in target bonus, Business Unit, or Bonus Plan, during the Plan Year will be calculated based on the Annual Bonus Percentage and actual earned base salary for, and the results achieved in each position, prorated for the amount of time the Plan Participant was active in each bonus eligible position. Notwithstanding the foregoing, bonus calculations for Plan Participants who transfer from one bonus eligible position to another bonus eligible position after November 30 of the Plan Year will not be prorated, and instead salary data as of November 30 of the Plan Year shall be used to calculate the bonus amount through the end of the Plan Year.

Leaves of Absence

For the purpose of the Bonus Plan, a Plan Participant who is on an approved leave of absence under the Company’s short-term disability plan, worker’s compensation plans, the Family Medical Leave Act (FMLA), military leave, or comparable leave required by applicable law during the Plan Year will be considered to be an active employee eligible for the benefits of the Plan for the first 90 calendar days of approved leave, and as such will not lose any portion of the bonus payment during the first 90 calendar days of approved leave. After an associate has been on leave for more than 90 days, any bonus payment will be reduced on a pro rata basis based on the amount of time the associate was on leave in excess of the 90 day period, except as otherwise required by law.

Plan Participants who take a leave of absence for reasons other than those listed in the paragraph above, such as a personal leave, will be paid any bonus on a prorated basis, based on the amount of time during the Plan Year that the Plan Participant was actually actively at work.

Employment Requirements

Except as stated below in the case of permanent disability, death, retirement or a reduction-in-force, Plan Participants who remain employed with the Company on December 31 of the Plan Year will be eligible for payment of a bonus without regard to employment status at the time of payment.

To be eligible for a bonus under this Plan, a Participant must be in good standing with the Company at all times during the Plan Year and up to and including time of payment.

Termination of Employment

A Plan Participant whose employment with the Company is terminated, voluntarily or involuntarily, before December 31 of the Plan Year will not be eligible for payment of any bonus amount, except as described below or as otherwise required by law. Plan Participants who remain employed with the Company on December 31 of the Plan Year will be eligible for payment of a bonus without regard to employment status at the time of payment.

Notwithstanding anything to the contrary, in the event of permanent disability under the Company’s long-term disability plan covering the Plan Participant, retirement (at least age 55 and 10 years of service), or involuntary termination due to a reduction-in-force, the Plan Participant will be paid a bonus as determined, on a prorated basis, based on the amount of time during the Plan Year that the Plan Participant was actively employed in a bonus eligible position. The bonus will be paid to the Plan Participant on the Quarterly or Annual Designated Date, as applicable.

A reduction-in-force is a restructuring, reorganization, downsizing or elimination of a job, department, business unit or facility. A Plan Participant whose involuntary termination is due to the reorganization, merger or consolidation or other change of organizational form, or the sale of all or substantially all of the assets or business of the respective business unit where the Participant is employed, and the Participant is offered substantially comparable employment by his or her successor employer, shall not be eligible to participate under this Plan where the successor employer has agreed to assume responsibility for this Plan up to the date of the transaction.

In the event that a Plan Participant’s employment with the Company ends because of death, the Plan Participant’s estate will be eligible to receive a pro rata bonus payment through the date on which the death occurred. The bonus will be paid to the Plan Participant’s estate on the Quarterly or Annual Designated Date, as applicable.

If a Plan Participant is terminated for cause (or voluntarily resigns before being terminated for cause) following the end of the performance period, but before the bonus payments are paid, the Plan Participant will not be eligible for payment of any bonus, except as otherwise required by law. For all purposes under this Plan “cause” means violation of a Company policy, violation of the Company’s Code of Conduct or gross negligence, as determined by the Plan Administrator in its sole discretion.

Notwithstanding anything to the contrary, if, before any bonus payment is paid to the Plan Participant, the Participant is determined at the time of payment of awards by the Company in its sole discretion to be subject to an investigation by the Company or by a governmental entity for any act or omission that may constitute cause, that Participant will not be eligible for payment of such an award until such investigation is complete and the final determination does not warrant termination for cause (or voluntary resignation in lieu of termination for cause).

Post-Employment Misconduct

A terminated Plan Participant who otherwise would be eligible for a bonus payment under the Plan, but who violates any post-employment restriction, including but not limited to a restriction on solicitation or competition, as determined by the Plan Administrator in its sole discretion, before the Participant is paid a bonus under the Plan, will be deemed ineligible for payment of any bonus, except as otherwise required by law.

ARTICLE VII

NO ENTITLEMENT TO BONUS

Plan Participants are entitled to a bonus payment under the Plan only upon the approval of the payment by the Plan Administrator.

No Plan Participant shall be entitled to a payment under the Plan unless the performance objectives defined in the applicable Business Plan were achieved or the Plan Administrator has approved a requested exception.

ARTICLE VIII

TERMINATION OF PLAN

The Company reserves the right to change, amend, or terminate the Plan at any time without notice. In the event of a Plan termination, Plan Participants will be paid any bonus from the beginning of the Plan Year to the date the Plan is terminated, as long as the performance objectives for that time period were achieved as determined by the Plan Administrator or the Plan Administrator otherwise has approved such payments and the Plan Participant otherwise qualifies for an bonus payment at the time the payment is to be made.

Bonus payments shall be calculated as of the date of the Plan termination and payable on the Quarterly or Annual Designated Date, subject nevertheless to forfeiture and all other conditions to payment that would apply if the Plan had not been terminated. For purposes of this paragraph, payment of the final bonus will be treated as made on the Quarterly or Annual Designated Date if payment is made by the later of (i) the first date it is administratively practicable to make such payment on or after the Quarterly or Annual Designated Date, where calculation of the amount of the payment is not administratively practicable at an earlier time, or (ii) the end of the calendar year containing the Quarterly or Annual Designated Date.

ARTICLE IX

PARTICIPANT’S RIGHT OF ASSIGNABILITY

Plan Participants’ rights under the Plan shall not be subject to assignment, pledge or other disposition, nor shall such rights be subject to attachment, transfer by operation of law, or any legal process. The Plan Participant’s right to payment under the Plan shall not be subject to garnishment at any time prior to the date the payment otherwise would be made under the Plan.

ARTICLE X

MISCELLANEOUS

Employment Rights

Nothing contained in these guidelines shall confer upon any Plan Participant the right to continued employment, alter the at-will employment status of an associate, or interfere with the right of the Company to terminate a Plan Participant’s employment from the Company, with or without cause and with or without notice. Participation in the Plan does not confer rights to participation in other Company programs, including but not limited to annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other executive perquisite programs.

Severability

In the event any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained in the Plan.

Compliance

It is intended that this Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued thereunder, and shall be interpreted accordingly.

Governing Law

The laws of the State of Illinois shall govern the validity, construction, performance and effect of the Plan, without regard to the conflict of law provisions thereof.

IN WITNESS WHEREOF, the undersigned Officers of the Company have executed the Plan on the date written below.

/s/ Allan D. Swanson	2-16-11
Chief Financial Officer	Date

/s/ David J. Esler	2-15-11
Chief Human Resources Officer	Date